Exhibit 99.1
5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
ZILA COMPLETES REVERSE STOCK SPLIT
PHOENIX, Arizona – September 17, 2008 – Zila, Inc. (NASDAQ:ZILA) today announced that the company has completed a 1-for-7 reverse stock split. Accordingly, every seven shares of the company’s common stock have been combined into one share of common stock. Fractional shares will be issued to Zila’s shareholders to the extent required by the impact of the reverse stock split.
Zila’s common stock will begin trading on a split-adjusted basis when the market opens today, September 17, 2008.
“I am very pleased that the holders of 73% of our shares participated in the reverse stock split decision, with 93% of those that participated voting in favor of the reverse split,” said David Bethune, chairman and chief executive officer of Zila. “The Company will continue with its efforts to reduce expenses and improve revenues over the coming months.”
The reverse stock split affects all of Zila’s outstanding common stock, as well as the number of shares issuable upon the exercise or conversion of the company’s outstanding warrants, convertible notes, options and other similar rights. In addition, the number of shares of common stock that Zila is authorized to issue was reduced to 30 million in connection with the reverse stock split.
Zila’s common stock will trade under the symbol “ZILAD” for a period of 20 trading days as a result of the reverse stock split. The company’s common stock will also trade under a new CUSIP number.
Zila’s shareholders of record will receive instructions from the company’s transfer agent, Computershare Trust Company, regarding the procedures for exchanging their stock certificates in connection with the reverse stock split. Shareholders are not required to tender their stock certificates for new certificates reflecting their post-reverse stock split holdings but may elect to do so for a fee. Those shareholders who hold their Zila common stock in “street name” will receive instructions from their brokerage firm if they need to take any action in connection with the reverse stock split.
The company’s Board of Directors recommended the reverse stock split to help Zila regain compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Global Market. Zila’s shareholders approved the reverse stock split at a special meeting on September 12, 2008. More information about the reverse stock split can be found in the special meeting proxy statement that the company filed with the Securities and Exchange Commission on August 12, 2008, which can be accessed at www.sec.gov/edgar.
About Zila, Inc.
Zila, Inc., is a fully integrated oral diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. ViziLite® Plus, the company’s flagship product for the early detection of oral abnormalities that could lead to cancer, is the first and only adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rotadent® Professional Powered Brush, the Pro-Select Platinum® ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2007 and Form 10-Q for the quarter ended April 30, 2008.
For more information about the company and its products, please visit www.zila.com.
Contact:
Robert Jaffe of PondelWilkinson Inc., 310-279-5969